Exhibit 10.2

September 5, 2005

To:          Tim Callahan

Dear Tim:

As discussed, this letter agreement and the accompanying Confidentiality, Proprietary Rights & Non-Solicitation Agreement (“Confidentiality Agreement”) have been prepared in recognition of your importance to SIRVA.

Pursuant to this letter agreement, SIRVA will pay to you, severance pay equal to twelve months of your then current base salary if your employment with SIRVA and all affiliates is terminated by SIRVA Without Cause, less the amount, if any, payable to you under the terms of any other severance plan, policy, or program and you sign a general release in a form satisfactory to SIRVA.  Provided, however, that no severance pay will be payable under this letter agreement if your employment terminates in connection with a sale, merger or other corporate transaction and, due to your receipt of an offer of comparable employment in connection with the transaction, you are not eligible for severance under any SIRVA severance plan, policy, or program.

For purposes of this letter agreement, the term “Without Cause” means a termination of your employment by SIRVA for reasons other than (i) the continued willful failure to substantially perform the duties and obligations of your employment (other than any such failure due to a physical or mental illness), (ii) willful and serious misconduct that has caused or is reasonably expected to result in material injury to SIRVA or any of its affiliates, (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or (iv) the willful or material breach of any of your obligations under the Confidentiality Agreement or under any other written agreement or covenant with SIRVA or any of its affiliates.

To be eligible for the enhanced severance described in this letter agreement, you must sign and return by September 12, 2005, both this letter agreement and the Confidentiality Agreement, and must comply with the Confidentiality Agreement’s terms.

This letter agreement has been prepared in duplicate.  You should countersign and date both copies, as well as both copies of the accompanying Confidentiality Agreement, and then return one set of executed originals to my attention.  If you have any questions, please let me know.

Sincerely,

/s/ Todd Schorr
Todd Schorr
Senior VP Human Resources

ACCEPTED AND AGREED:

/s/ Tim Callahan
Tim Callahan

September 6, 2005
Date